Exhibit 99.1

ProPhase Labs Announces Record COVID-19 Testing in Q4 2021

Q1 2022 Testing Volumes will Significantly Exceed Previous Record Results from Q1 2021

Significant year-over-year growth expected for the next four quarters

Garden City, NY, January 13, 2022 (GLOBE NEWSWIRE) — ProPhase Labs, Inc. (NASDAQ: PRPH), a diversified biotech and genomics company, today announces that testing volumes exceeded well over 300,000 PCR COVID-19 tests during Q4 2021.

These record results are significantly greater than the Company’s previous record levels of approximately 110,000 tests performed in Q1 2021 due to growth in the Company’s diversified and expanding customer base for testing services and increased demand for COVID-19 testing related to the emergence of the Omicron variant.

The Company has significantly expanded headcount to over 250 laboratory professionals (up from approximately 50 laboratory professionals in the past quarter) to meet the increased demand for PCR COVID-19 testing. This increase has facilitated the Company’s return to testing results within 48 hours on average from the time of receipt.

Ted Karkus, ProPhase’s Chief Executive Officer, commented, “As we previously announced in our Q3 2021 earnings release, our testing volumes for October 2021 had already surpassed volumes for the entire third quarter. While we anticipated this increase to continue throughout Q4 2021, our actual results have significantly exceeded our preliminary expectations due to the continued growth in our diverse customer base, with the emergence of the Omicron variant further contributing to the increase. We are continuing to see these elevated testing levels in Q1 2022, with all-time record weekly testing volumes at present. The current month of January testing volumes will be greater than the record testing volumes for the entire Q1 2021. Although we anticipate our volumes to decrease as we move through the remainder of 2022, we remain confident that our results for each of the next four reported quarters (Q4 2021 through Q3 2022) will show significant year-over-year growth in revenues, earnings and cash flow. We also anticipate that our other operating business segments, Nebula Genomics, Pharmaloz Manufacturing and TK Supplements, will generate solid year-over-year growth as well.

“To meet the challenges of this unprecedented demand for COVID-19 testing, our management team has worked tirelessly to aggressively expand our processing capabilities with the addition of over 200 new laboratory employees in the past quarter. The increase in demand resulted in a temporary increase to our testing turnaround times in mid-December, but our rapid personnel expansion has allowed us to return our testing turnaround times to under 48 hours on average. We believe that these are some of the best turnaround times in the industry at present, particularly for larger volume labs in the New York area. Our laboratory staff is also well organized between full-time employees and temporary staffing. We believe that this will give us the flexibility in the future to quickly and efficiently expand and contract overhead as COVID-19 testing demand fluctuates.

“We continue to expand our customer base, through municipal contract wins, schools, and other high-traffic venues, many of which continue to require either vaccinations or regular COVID-19 testing to gain access. We are also continuing to build a sizable and diverse customer base of independent pharmacies, concierge services and other testing sites that provide significant testing revenues for our diagnostics business,” concluded Mr. Karkus.

About ProPhase Labs

ProPhase Labs (Nasdaq: PRPH) (“ProPhase”) is a diversified biotech and genomics company that seeks to leverage its CLIA lab services to provide whole genome sequencing and research direct to consumers and build a genomics database to be used for further research. The Company continues to provide traditional CLIA molecular laboratory services, including COVID-19 testing.

ProPhase Precision Medicine, Inc. focuses on genomics testing technologies, a comprehensive method for analyzing entire genomes, including the genes and chromosomes in DNA. The data obtained from genomic testing can help to identify inherited disorders and tendencies, help predict disease risk, help identify expected drug response, and characterize genetic mutations, including those that drive cancer progression.

ProPhase Diagnostics offers a broad array of clinical diagnostic and testing services at its CLIA certified laboratories. We conduct polymerase chain reaction (PCR) testing, antigen testing, and antibody testing for SARS-CoV-2 (COVID-19). Critical to COVID-19 testing, ProPhase Labs provides fast turnaround times for results.

ProPhase Global Healthcare, Inc. was formed to seek to expand the Company’s SARS-CoV-2 (COVID-19) testing into other countries and to pursue additional healthcare-related initiatives.

ProPhase Labs has decades of experience researching, developing, manufacturing, distributing, marketing, and selling OTC consumer healthcare products and dietary supplements, including dietary supplements under the TK Supplements® brand.

ProPhase actively pursues strategic investments and acquisition opportunities for other companies, technologies, and products.

For more information, visit www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategy, plans, objectives and initiatives, including and statements regarding our expectations with respect to Q1 2022 and future COVID-19 testing volumes and anticipated growth in revenues, earnings and cash flow in our testing business as well as our other businesses, and our ability to build a sizable customer base that will provide consistent and growing testing revenues for our diagnostics business, and our ongoing efforts to evaluate and pursue additional strategic and synergistic acquisitions to build our precision medicine and genomics research capabilities. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to the scale, scope and duration of the COVID-19 pandemic (including the emergence of COVID-19 variants), consumer demand for our COVID-19 testing and other lab processing services, general economic conditions, the competitive environment, our failure to obtain and maintain necessary regulatory approvals, our ability to continue to ramp up our labs’ testing capacity and execute on our business plan, and the risk factors listed from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other SEC filings. The Company undertakes no obligation to update forward-looking statements except as required by applicable laws. Readers are cautioned that forward-looking statements are not guarantees of future performance and are cautioned not to place undue reliance on any forward-looking statements.

Investor Relations Contact:

Matt Blazei

Managing Director

CORE IR

516-386-0430

mattb@coreir.com